Exhibit 2

AGREEMENT OF GUARANTEE

This Agreement of Guarantee (this “Agreement”) dated June 5, 2008 between Sopra Group SA, a corporation organized under the laws of France (“S Group”) and Tumbleweed Communications Corp., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”) of even date herewith, by and among the Company, Axway Inc., a Delaware corporation (“Parent”) which is a wholly owned subsidiary of Axway Software SA, a corporation organized under the laws of France, which is a wholly owned subsidiary of Sopra, and Tornado Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned thereto in the Merger Agreement.

WHEREAS the Board of Directors of each of Sopra, Parent, Merger Sub and the Company deems it advisable and in the best interests of such corporation and its respective stockholders that Parent acquire the Company on the terms and conditions set forth in the Merger Agreement; and

WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement of Company’s willingness to enter into the Merger Agreement, Sopra is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Sopra agrees as follows:

Section 1.1 Guarantee. Sopra guarantees each and every representation and warranty of Parent and Merger Sub, and/or any of their respective permitted assigns (and where any such representation or warranty is made to the knowledge of Parent or Merger Sub, such guarantee shall be deemed made to the knowledge of Sopra), and the full and timely performance of their respective obligations under the provisions of the Merger Agreement subject to the terms of the Merger Agreement. This is a guarantee of payment and performance, and not of collection, and Sopra acknowledges and agrees that this guarantee is unconditional.

Section 1.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 1.3 Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 1.4 hereof shall be deemed effective service of process on such party.

Section 1.4 Notice. All notices, requests and other communications to any party hereunder shall be in writing (excluding facsimile transmission and electronic mail) and shall be given,

if to Sopra, to:

Sopra Group SA

9 bis rue de Presbourg

Paris 76116 France

Attention:	Yvane Bernard-Hulin
Directeur Juridique

with a copy to (which shall not constitute notice) to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, CA 94025

Attention:	Amy Elizabeth Paye
Facsimile No.:	(650) 324-0638

if to the Company, to:

Tumbleweed Communications Corp.

700 Saginaw Drive

Redwood City, CA 94063

Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1100

Palo Alto, CA 94301

Attention:	Gregory C. Smith
Facsimile No.:	(650) 470-4570

or to such other address as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed duly delivered prior to 5:00 p.m. in the place of delivery on the date of confirmation of receipt. The notice shall be sent, fees prepaid, via a reputable international overnight courier service.

Section 1.5 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 1.6 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Guarantee to be duly executed by their respective authorized officers as of the day and year first written above.

SOPRA GROUP SA

By:	/s/ Pierre Pasquier
Name:	Pierre Pasquier
Title:	Chief Executive Officer

TUMBLEWEED COMMUNICATIONS CORP.

By:	/s/ James P. Sullivan
Name:	James P. Sullivan
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT OF GUARANTEE]